UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

CVR Partners, LP

(Name of Issuer)

Common Units representing Limited Partner Interests

(Title of Class of Securities)

126633106

(CUSIP Number)

Marisa Beeney

GSO Capital Partners LP

345 Park Avenue

New York, New York 10154

Tel: (212) 583-5000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

January 20, 2017

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 126633106

1	Names of reporting persons GSO Cactus Credit Opportunities Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 1,609,706
	8	Shared voting power 0
	9	Sole dispositive power 1,609,706
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 1,609,706
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.4%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons Steamboat Nitro Blocker LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 625,348
	8	Shared voting power 0
	9	Sole dispositive power 625,348
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 625,348
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.6%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Steamboat Credit Opportunities Intermediate Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 625,348
	8	Shared voting power 0
	9	Sole dispositive power 625,348
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 625,348
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.6%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Coastline Credit Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 541,610
	8	Shared voting power 0
	9	Sole dispositive power 541,610
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 541,610
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.5%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO ADGM II Nitro Blocker LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,115,513
	8	Shared voting power 0
	9	Sole dispositive power 2,115,513
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,115,513
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.9%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Aiguille des Grands Montets Fund II LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Ontario, Canada
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,115,513
	8	Shared voting power 0
	9	Sole dispositive power 2,115,513
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,115,513
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.9%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Palmetto Opportunistic Investment Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 1,133,335
	8	Shared voting power 0
	9	Sole dispositive power 1,133,335
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 1,133,335
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.0%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Credit-A Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,625,237
	8	Shared voting power 0
	9	Sole dispositive power 2,625,237
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,625,237
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.3%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Special Situations Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 4,127,774
	8	Shared voting power 0
	9	Sole dispositive power 4,127,774
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 4,127,774
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.6%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO SSOMF Nitro Blocker LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,024,233
	8	Shared voting power 0
	9	Sole dispositive power 3,024,233
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,024,233
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.7%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Special Situations Overseas Master Fund Ltd.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,024,233
	8	Shared voting power 0
	9	Sole dispositive power 3,024,233
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,024,233
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.7%
14	Type of reporting person (see instructions) CO

CUSIP No. 126633106

1	Names of reporting persons GSO Palmetto Opportunistic Associates LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 1,133,335
	8	Shared voting power 0
	9	Sole dispositive power 1,133,335
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 1,133,335
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.0%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Credit-A Associates LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,625,237
	8	Shared voting power 0
	9	Sole dispositive power 2,625,237
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,625,237
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.3%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Holdings I L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,758,572
	8	Shared voting power 0
	9	Sole dispositive power 3,758,572
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,758,572
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.3%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings II L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,758,572
	8	Shared voting power 0
	9	Sole dispositive power 3,758,572
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,758,572
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.3%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Capital Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 12,044,184
	8	Shared voting power 0
	9	Sole dispositive power 12,044,184
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 12,044,184
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 10.6%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Advisor Holdings L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 12,044,184
	8	Shared voting power 0
	9	Sole dispositive power 12,044,184
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 12,044,184
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 10.6%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings I L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 12,044,184
	8	Shared voting power 0
	9	Sole dispositive power 12,044,184
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 12,044,184
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 10.6%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings I/II GP Inc.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 15,802,756
	8	Shared voting power 0
	9	Sole dispositive power 15,802,756
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 15,802,756
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 13.9%
14	Type of reporting person (see instructions) CO

CUSIP No. 126633106

1	Names of reporting persons The Blackstone Group L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 15,802,756
	8	Shared voting power 0
	9	Sole dispositive power 15,802,756
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 15,802,756
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 13.9%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons Blackstone Group Management L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 15,802,756
	8	Shared voting power 0
	9	Sole dispositive power 15,802,756
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 15,802,756
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 13.9%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Bennett J. Goodman
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 15,802,756
	9	Sole dispositive power 0
	10	Shared dispositive power 15,802,756
11	Aggregate amount beneficially owned by each reporting person 15,802,756
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 13.9%
14	Type of reporting person (see instructions) IN

CUSIP No. 126633106

1	Names of reporting persons J. Albert Smith III
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 15,802,756
	9	Sole dispositive power 0
	10	Shared dispositive power 15,802,756
11	Aggregate amount beneficially owned by each reporting person 15,802,756
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 13.9%
14	Type of reporting person (see instructions) IN

CUSIP No. 126633106

1	Names of reporting persons Stephen A. Schwarzman
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 15,802,756
	8	Shared voting power 0
	9	Sole dispositive power 15,802,756
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 15,802,756
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 13.9%
14	Type of reporting person (see instructions) IN

This Amendment No. 2 (“Amendment No. 2”) to Schedule 13D relates to the common units (the “Common Units”) representing limited partner interests in CVR Partners, LP, a Delaware limited partnership (the “Issuer”), and amends the initial statement on Schedule 13D filed on April 11, 2016, as amended by Amendment No. 1 to the Schedule 13D filed on July 8, 2016 (as amended, the “Schedule 13D”). Capitalized terms used but not defined in this Amendment No. 2 shall have the same meanings ascribed to them in the Schedule 13D.

Item 5.	Interest in Securities of the Issuer.

Item 5(a) – (b) of the Schedule 13D is hereby amended by amending and restating the first three paragraphs thereof as follows:

(a) – (b) Based on information provided by the Issuer, the following disclosure assumes that there are 113,282,973 Common Units outstanding, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on October 28, 2016.

Based on this number of outstanding Common Units, as of January 23, 2017, the aggregate number and percentage of the Common Units beneficially owned by each Reporting Person and, for each Reporting Person, the number of Common Units as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D.

As of January 23, 2017, GSO Cactus Credit Opportunities Fund LP directly held 1,609,706 Common Units, Steamboat Nitro Blocker LLC directly held 625,348 Common Units, GSO Coastline Credit Partners LP directly held 541,610 Common Units, GSO ADGM II Nitro Blocker LLC directly held 2,115,513 Common Units, GSO Palmetto Opportunistic Investment Partners LP directly held 1,133,335 Common Units, GSO Credit-A Partners LP directly held 2,625,237 Common Units, GSO Special Situations Fund LP directly held 4,127,774 Common Units and GSO SSOMF Nitro Blocker LLC directly held 3,024,233 Common Units.

Item 5(c) of the Schedue 13D is hereby amended and restated as follows:

(c) Except as set forth on Schedule 1 attached hereto, as of January 23, 2017, none of the Reporting Persons effected any transaction in Common Stock during the last 60 days.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby amended and supplemented by adding the following after the second paragraph thereof:

On January 20, 2017, (i) GSO Capital Partners LP, the GSO Funds (or certain of their affiliates), the Issuer, and Coffeyville entered into Amendment No. 1 to the GSO Transaction Agreement (the “GSO Transaction Agreement Amendment”), (ii) Rentech, RNHI, DSHC and the Issuer entered into Amendment No. 1 to the Rentech Transaction Agreement (“Rentech Transaction Agreement Amendment”), and (iii) GSO Capital Partners LP, the GSO Funds, Rentech, RNHI and DSHC entered into an Amendment to the Letter Agreement (the “Letter Agreement Amendment”). References in this Schedule 13D to the GSO Transaction Agreement, Rentech Transaction Agreement and Letter Agreement shall refer to such agreements, as so amended.

Item 6 of the Schedule 13D is hereby amended and supplemented by amending and restating the subsection titled “Board Designation Rights”:

Pursuant to the terms of the GSO Transaction Agreement (as amended):

•	For so long as Rentech, RNHI and DSHC (collectively, the “Rentech Partnership Unitholders”) and their Included Assignees (as defined in the Rentech Transaction Agreement”) have record and beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Common Units that constitute at least 7.5% of the outstanding Common Units, the GSO Funds shall be entitled to appoint one director to the CVR Board.

•	If at any time the Rentech Partnership Unitholders and their Included Assignees have record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Common Units that constitute less than 7.5% of the outstanding Common Units, the right of the GSO Funds to appoint one director pursuant to the GSO Transaction Agreement shall forever terminate.

Pursuant to the terms of the Rentech Transaction Agreement, the GSO Funds are considered Included Assignees of the Rentech Partnership Unitholders until April 1, 2017.

Eric Karp, a member of the CVR Board, is a designee of the GSO Funds. Eric Karp is a Managing Director of Oak Hill Advisors.

Item 6 of the Schedule 13D is hereby amended and supplemented by amending and restating the last paragraph thereof:

The description of the Rentech Credit Agreement, Letter Agreement, GSO Transaction Agreement, Rentech Transaction Agreement, Registration Rights Agreement and Joinder Agreement contained in this Item 6, and any amendments thereto, are not intended to be complete and are qualified in their entirety by reference to such agreements, each of which is filed as an exhibit to the Schedule 13D and incorporated by reference herein.

Item 7.	Material to be Filed as Exhibits.

Item 7 of the Schedule 13D is hereby amended and supplemented by adding the following at the end thereof:

Exhibit H	Amendment No. 1 to the GSO Transaction Agreement, dated January 20, 2017, by and among GSO Capital Partners LP, the GSO Funds, the Issuer and Coffeyville.

Exhibit I	Amendment No. 1 to the Rentech Transaction Agreement, dated January 20, 2017, by and among Rentech, RNHI, DSHC and the Issuer (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K of Rentech, Inc. filed with the SEC on January 23, 2017).

Exhibit J	Amendment to the Letter Agreement, dated January 20, 2017, by and among GSO Capital Partners LP, the GSO Funds, Rentech, RNHI and DSHC (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K of Rentech, Inc. filed with the SEC on January 23, 2017).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 24, 2017

GSO Cactus Credit Opportunities Fund LP

By:	GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

Steamboat Nitro Blocker LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Manager

Steamboat Credit Opportunities Intermediate Fund LP

By:	GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Coastline Credit Partners LP

By:	GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO ADGM II Nitro Blocker LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Manager

[Schedule 13D/A – CVR Partners, LP]

GSO Aiguille des Grands Montets Fund II LP

By:	GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Palmetto Opportunistic Investment Partners LP

By:	GSO Palmetto Opportunistic Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit A-Partners LP

By:	GSO Credit-A Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Palmetto Opportunistic Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit-A Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Special Situations Fund LP

By:	GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Schedule 13D/A – CVR Partners, LP]

GSO SSOMF Nitro Blocker LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Manager

GSO Special Situations Overseas Master Fund Ltd.

By:	GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Holdings I L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO Capital Partners LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Advisor Holdings L.L.C.

By:	Blackstone Holdings I L.P., its sole member

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings I L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Schedule 13D/A – CVR Partners, LP]

Blackstone Holdings II L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings I/II GP Inc.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

The Blackstone Group L.P.

By:	Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Group Management L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Bennett J. Goodman

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

J. Albert Smith III

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

Stephen A. Schwarzman

/s/ Stephen A. Schwarzman
By: Stephen A. Schwarzman

[Schedule 13D/A – CVR Partners, LP]

SCHEDULE 1

60-Day Trading History

The below reflects the transactions effected by the Reporting Persons during the past 60 days.

Date	Common Units Sold	Sales Price per Common Unit	Seller
12/09/2016	29,351	$5.7517	GSO Special Situations Fund LP
12/09/2016	20,649	$5.7517	GSO SSOMF Nitro Blocker LLC
12/12/2016	29,351	$5.6153	GSO Special Situations Fund LP
12/12/2016	20,649	$5.6153	GSO SSOMF Nitro Blocker LLC
01/11/2017	22,195	$6.3741	GSO Special Situations Fund LP
01/11/2017	15,615	$6.3741	GSO SSOMF Nitro Blocker LLC
01/11/2017	2,898	$6.3741	GSO Coastline Credit Partners LP
01/12/2017	17,194	$6.35	GSO Special Situations Fund LP
01/12/2017	12,097	$6.35	GSO SSOMF Nitro Blocker LLC
01/12/2017	2,245	$6.35	GSO Coastline Credit Partners LP
01/17/2017	395,890	$6.46	GSO Special Situations Fund LP
01/17/2017	167,409	$6.46	GSO SSOMF Nitro Blocker LLC
01/17/2017	51,701	$6.46	GSO Coastline Credit Partners LP
01/18/2017	53,781	$6.541	GSO Special Situations Fund LP
01/18/2017	39,198	$6.541	GSO SSOMF Nitro Blocker LLC
01/18/2017	7,021	$6.541	GSO Coastline Credit Partners LP
01/19/2017	29,254	$6.2715	GSO Special Situations Fund LP
01/19/2017	21,328	$6.2715	GSO SSOMF Nitro Blocker LLC
01/19/2017	3,819	$6.2715	GSO Coastline Credit Partners LP
01/20/2017	78,295	$6.4026	GSO Special Situations Fund LP
01/20/2017	57,081	$6.4026	GSO SSOMF Nitro Blocker LLC
01/20/2017	10,223	$6.4026	GSO Coastline Credit Partners LP
01/23/2017	68,584	$6.4212	GSO Special Situations Fund LP
01/23/2017	35,125	$6.4212	GSO SSOMF Nitro Blocker LLC
01/23/2017	6,291	$6.4212	GSO Coastline Credit Partners LP